Exhibit 4.9

DESCRIPTION OF REGISTRANT’S SECURITIES

The following summary describes the material terms of the securities of GCT Semiconductor Holding, Inc. (the “Company,” “we,” “our” or “us”). This summary is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified in their entirety by reference to our amended and restated certificate of incorporation (our “Charter”), our amended and restated bylaws (our “Bylaws”), the warrant agreement governing our Public Warrants (the “Public Warrant Agreement”), and the other governing instruments relating to the securities described below, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 400,000,000 shares of common stock (our “Common Stock”), $0.0001 par value per share and 40,000,000 shares of preferred stock, $0.0001 par value (our “Preferred Stock”).

Voting Power

Except as otherwise provided by the Delaware General Corporation Law (“DGCL”) or our Charter and subject to the rights of holders of any series of Preferred Stock, all of the voting power of our stockholders is vested in the holders of our Common Stock, and each holder of our Common Stock is entitled to one vote for each share held by such holder on all matters voted upon by the stockholders of the Company; provided, however, that, except as otherwise required by law, holders of our Common Stock, as such, are not entitled to vote on any amendment to our Charter (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to our Charter (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There is no cumulative voting.

Dividends

Except as otherwise provided by the DGCL or our Charter, dividends may be declared and paid on our Common Stock from funds lawfully available therefor if, as and when determined by our Board and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

Liquidation

Upon the dissolution or liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, holders of our Common Stock are entitled to receive all our assets available for distribution to our stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of our debts.

Preemptive Rights; Redemption Rights

The holders of our Common Stock have no preemptive rights to subscribe for any shares of any class of our stock. Our Common Stock is not convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of our capital stock.

Election of Directors

Our Board of Directors (“Board”) is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year.

Preferred Stock

Our Charter provides that shares of our Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of our Preferred Stock. Our Board can, without stockholder approval, issue our Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue our Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. We had no Preferred Stock outstanding as of December 31, 2025.

Warrants

Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share for public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants”), $2.00, $10.00, $18.75 for GCT Warrants, $1.71 for RDO Warrants (as defined below) and $3.02 for the Anapass Warrants (as defined below), in each case subject to adjustment as described below. The Public Warrants and Private Placement Warrants expire five years after the closing of the business combination, which occurred on March 26, 2024, at 5:00 p.m., New York City time, unless earlier redeemed or liquidated. The Anapass Warrants expire September 26, 2029.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the business combination, which occurred on March 26, 2024 (the “Closing”). The Public Warrants will expire five years after the Closing of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

If a registration statement covering the shares of our Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing of the business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Company’s Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the Closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrant (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days' prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the shares of our Common Stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Common Stock and equity-linked securities).

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Public Warrant unless an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of our Common Stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the shares of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Common Stock and equity-linked securities) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants When the Price per Share of Our Common Stock Equals or Exceeds $10.00

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below);
•
If, and only if, the Reference Value (as defined above under “Redemption of Public Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Common Stock and equity-linked securities); and
•
if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Common Stock and equity-linked securities) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its Public Warrants) as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of shares of our Common Stock that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined based on volume-weighted average price of our Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Public Warrant Agreement, references above to shares of our Common Stock shall include a security other than shares of our Common Stock into which the shares of our Common Stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of our Common Stock to be issued upon exercise of the Public Warrants if we are not the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “- Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Public Warrant after such adjustment and the denominator of which is the exercise price of the Public Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the Public Warrant as so adjusted. If the exercise price of a Public Warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “- Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to	Fair Market Value of Our Common stock
expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 Common Stock per Public Warrant (subject to adjustment).

This redemption feature differs from the typical Public Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of our Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of our Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of Public Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the Public Warrant holders.

As stated above, we can redeem the Public Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the shares of our Common Stock are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the shares of our Common Stock pursuant to the Public Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than the shares of our Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of our Common Stock is increased by a stock capitalization or stock dividend payable in shares of our Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of our Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of our Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of our Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering (or 24 months from the closing of our initial public offering if we extend the period of time to consummate our initial business combination by an additional six months, subject to the sponsor depositing additional funds into the trust account as described in the Report) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of our Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Public Warrant Agreement based on the Black-Scholes value (as defined in the Public Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders; provided that, solely in the case of an amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants that does not adversely affect any of the terms of the Public Warrants, such amendment will require only the written consent or vote of the registered holders of at least 50% of the then outstanding Private Placement Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of our Common Stock to be issued to the Public Warrant holder.

Private Placement Warrants

Except as described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including our Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and are entitled to registration rights, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are subject to the same terms and conditions as the Public Warrants, and, among other matters, are redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering Private Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the Private Placement Warrants, by (y) the sponsor fair market value. The “sponsor fair market value” means the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. We agreed that these Private Placement Warrants would be exercisable on a cashless basis so long as they are held by our sponsors and their permitted transferees because it was not known at the time of issuance whether they would be affiliated with us following the business combination. If they remain affiliated with us, their ability to sell our securities in the open market may be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Private Placement Warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders may be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

Anapass Warrants

Pursuant to the securities purchase agreement, entered into on September 26, 2024, by and between the Company and Anapass, Inc., 148,320 Warrants are held by Anapass, Inc. (the “Anapass Warrants”). The holder of the Anapass Warrants has the right to exercise the Anapass Warrant for up to 148,320 shares of Common Stock. The Company is obligated to take all reasonable actions requested by the holder to facilitate this exercise, including issuing shares on a certificated or non-certificated basis and updating our stock records to reflect the issuance of the Common Stock. The Anapass Warrant may be exercised, in whole or in part, at any time before September 26, 2029 (the “Expiration Time”) by delivering a Notice of Exercise, duly executed by the holder, to the Company’s principal executive office. The holder must also surrender the Anapass Warrant and, unless opting for a cashless exercise, provide payment in cash or by wire transfer for the shares being purchased, calculated by multiplying the number of shares by the exercise price of $3.02 per share. The Anapass Warrant is considered exercised immediately before the close of business on the date the Company receives the Notice of Exercise. The holder is treated as the record holder of the shares as of that date. In the event of a partial exercise, the Company will cancel the existing Anapass Warrant and issue a new Anapass Warrant for the remaining shares within 15 days.

The Anapass Warrant may also be exercised through a cashless exercise. The holder will receive the “Net Number” of shares calculated using the formula: X = Y [(A-B)/A], where “X” is the number of shares to be issued, “Y” is the total number of shares being exercised, “A” is the closing sale price per share of Common Stock on the trading day before the Exercise Date, and “B” is the Exercise Price. The shares issued in a cashless exercise are deemed acquired on the original issuance date of the warrant for purposes of Rule 144 under the Securities Act.

There will be no exercise of the Anapass Warrant if it results in the holder beneficially owning more than 19.99% of the Company’s outstanding Common Stock immediately after the exercise. This limitation includes shares issuable upon exercise of the Anapass Warrant and excludes shares from the non-exercised portion of the Anapass Warrant or other securities with similar limitations. The holder is responsible for determining compliance with this limitation, and we are not obligated to verify the holder’s determination. The holder may decrease the beneficial ownership limitation upon written notice to the Company.

If the Anapass Warrant is lost, stolen, destroyed or mutilated, the Company will issue a new Anapass Warrant with the same terms upon receiving satisfactory evidence and, in the case of loss, theft or destruction, an indemnity agreement. The Company commits to reserving a sufficient number of shares of Common Stock for issuance upon exercise of the Anapass Warrant and will amend its Certificate of Incorporation as necessary to authorize these shares. The Anapass Warrant may be transferred, in whole or in part, with the Company’s written consent and compliance with applicable securities laws. The transfer must be recorded in the Company’s books, and any necessary transfer tax or governmental charge must be paid. The holder agrees not to transfer the Anapass Warrant or Common Stock without an effective registration statement or an exemption from registration under applicable securities laws. The Company may require a satisfactory opinion of counsel to ensure compliance with these laws.

RDO Warrants

The following is a brief summary of certain terms and conditions of the RDO Warrants and is subject in all respects to the provisions contained in the RDO Warrants.

Shares Issuable Upon Exercise. The Company is offering warrants that will entitle the holders of the Warrants to purchase, in the aggregate, up to 10,509,555 shares of our Common Stock (the “RDO Warrants”).

Form. The RDO Warrants will be issued as individual warrant agreements to the investors. You should review a copy of the form of RDO Warrant, which will be filed as an exhibit to a Current Report on Form 8-K by the Company with the SEC, in connection with this Offering within the time period required by such form, for a complete description of the terms and conditions applicable to the RDO Warrants.

Exercisability. The RDO Warrants will become exercisable six months from the issuance date, and will expire five years from the initial exercise date. The RDO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the RDO Warrants under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the RDO Warrants under the Securities Act is not then effective or available, the holder may only exercise the RDO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the RDO Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a RDO Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share, at our option.

Exercise Limitation. A holder will not have the right to exercise any portion of the RDO Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the election of a holder prior to the date of issuance) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the RDO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price; Adjustment. The initial exercise price per share of Common Stock issuable upon exercise of the RDO Warrants is $1.71 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the RDO Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the RDO Warrants and a trading market is not expected to develop.

Trading Market. We do not plan on making the RDO Warrants eligible to trade on the Over-the-Counter market, any national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the RDO Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the RDO Warrants will be entitled to receive upon exercise of the RDO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the RDO Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a RDO Warrant will have the right to require us to repurchase its RDO Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the RDO Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the RDO Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a RDO Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the RDO Warrant.

February 2026 Warrant

On February 24, 2026, the Company, issued a warrant (the “Warrant”) to purchase up to 500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Stock”).

The Warrant is exercisable at a price of $2.50 per share, subject to adjustment as described below (the “Exercise Price”). The Warrant is exercisable at any time and from time to time until the third anniversary of the date of issuance.

The Warrant may be exercised, in whole or in part, by delivery of a duly executed notice of exercise and payment of the aggregate Exercise Price in cash (by check or wire transfer), together with surrender of the Warrant. The Warrant also permits a “cashless exercise,” pursuant to which the holder may elect to receive a net number of shares of Warrant Stock determined in accordance with the formula set forth in the Warrant based on the closing sale price of the Company’s common stock on the trading day immediately preceding the exercise date. In the event of a partial exercise, the Company is required to issue a new warrant for the remaining shares exercisable under the Warrant.

The Warrant provides that the holder may elect to be subject to a beneficial ownership limitation. If such election is made, the Company may not effect an exercise of the Warrant to the extent that, after giving effect to the issuance of shares upon exercise, the holder (together with its affiliates and any other persons acting as a group with the holder) would beneficially own more than 9.99% of the Company’s outstanding common stock. The holder may decrease this beneficial ownership limitation to 4.99% upon written notice to the Company, subject to a 61-day effectiveness period for any subsequent increase.

In addition, the number of shares issued and issuable upon exercise of the Warrant may not exceed 19.99% of the Company’s outstanding common stock (the “Exchange Cap”) unless issuance in excess of such amount complies with the rules of the New York Stock Exchange (“NYSE”).

The Exercise Price and the number of shares of Warrant Stock issuable upon exercise are subject to proportional adjustment in the event of certain corporate actions, including stock dividends or distributions payable in common stock, stock splits, reverse stock splits, combinations, or reclassifications of the Company’s common stock, in each case so that the aggregate Exercise Price remains unchanged.

The Company has agreed to reserve and keep available a sufficient number of shares of its common stock to permit the exercise of the Warrant and to take all necessary corporate action to authorize such shares.

Subject to compliance with applicable securities laws and the Company’s written consent, the Warrant may be transferred on the books of the Company upon surrender of the Warrant and delivery of a duly executed form of assignment. Absent an effective registration statement or an applicable exemption from registration under the Securities Act, neither the Warrant nor the shares of Warrant Stock issuable upon exercise may be sold, offered for sale, pledged, hypothecated or otherwise transferred. The Company may require an opinion of counsel reasonably satisfactory to the Company in connection with any such transfer.

The Warrant Stock issuable upon exercise has not been registered under the Securities Act and will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act unless registered or otherwise eligible for resale.

Except as otherwise provided in the Warrant, the holder does not have any rights as a stockholder of the Company, including voting rights or the right to receive dividends, prior to the exercise of the Warrant. The Warrant is governed by the laws of the State of California, without regard to principles of conflict of laws.

February 2024 Convertible Promissory Note

On February 26, 2024 (the “Issuance Date”), GCT Semiconductor, Inc., a Delaware corporation (“GCT Semiconductor”), issued a convertible promissory note in the principal amount of $5,000,000 (the “2024 Convertible Note”). The 2024 Convertible Note bears simple interest at a rate of 5.0% per annum from the Issuance Date until repayment or conversion. Interest is computed on the basis of a 365-day year and actual days elapsed.

On February 24, 2026, GCT Semiconductor and the holder entered into Amendment No. 1 to the 2024 Convertible Note , which, among other things, extended the maturity date and modified certain conversion and default provisions.

As amended, the outstanding principal amount of, and all accrued but unpaid interest on, the 2024 Convertible Note is due and payable at any time after the fourth anniversary of the Issuance Date. The Company may prepay the 2024 Convertible Note at any time, with or without the holder’s consent. Payments are applied first to accrued interest then due and payable and the remainder to principal.

While any principal amount is outstanding under the 2024 Convertible Note, the holder may require conversion of the outstanding principal and accrued but unpaid interest in accordance with the terms of the 2024 Convertible Note. As amended, upon written demand by the holder, the outstanding principal amount and accrued but unpaid interest convert into fully paid and nonassessable shares of common stock of the Company, the parent company of GCT Semiconductor, at a conversion price of $10.00 per share. The 2024 Convertible Note also provides that, in the event of a qualifying equity financing, the holder may elect to convert into the securities issued in such financing at the price and on the terms applicable to investors in that financing, subject to the terms of the 2024 Convertible Note.

In the event a Change of Control (as defined in the 2024 Convertible Note, as amended) is consummated prior to repayment or conversion, other than the business combination transaction consummated pursuant to the Business Combination Agreement dated November 2, 2023, as amended, the holder may elect to cause the 2024 Convertible Note to become due and payable immediately prior to the closing of such transaction in an amount equal to the outstanding principal plus accrued but unpaid interest.

Upon conversion, the principal and accrued but unpaid interest convert without further action by the holder, and the Company is required to issue and deliver the applicable shares, subject to customary surrender or lost note procedures and execution of required financing documents where applicable. No fractional shares are issued upon conversion; in lieu of any fractional share, the Company is required to pay cash equal to the value of such fractional interest. The Company may elect to pay all or a portion of accrued but unpaid interest in cash at the time of conversion.

The 2024 Convertible Note contains customary events of default, including payment defaults, certain bankruptcy or insolvency events, breaches of representations or covenants, and certain failures to perform obligations under a related letter agreement dated February 2026, in each case subject to applicable cure periods. Upon an event of default, the holder may declare the 2024 Convertible Note immediately due and payable.

The 2024 Convertible Note does not confer upon the holder any rights as a stockholder unless and until it is converted. Transfers of the 2024 Convertible Note are subject to restrictions set forth therein. The 2024 Convertible Note, as amended, is governed by the laws of the State of California.

Indigo Convertible Promissory Notes

The Company issued a convertible promissory note (the “Indigo Note”) pursuant to a Convertible Promissory Note Purchase Agreement dated December 15, 2025 (the “Purchase Agreement”). The Indigo Note has a principal amount equal to the amounts advanced thereunder and bears interest at a rate of 0.00% per annum.

The Indigo Note is convertible, at the option of the holder, at any time prior to the date that is 24 months from issuance (the “Maturity Date”), unless earlier redeemed by the Company. In addition, the outstanding balance automatically converts (i) immediately prior to a Change of Control (as defined in the Indigo Note) and (ii) on the Maturity Date, in each case unless previously redeemed in accordance with its terms.

Upon conversion, the Company is required to issue a number of shares of its common stock, par value $0.0001 per share, equal to the outstanding principal and any other amounts due under the Indigo Note divided by the conversion price. The conversion price equals 90% of the average volume weighted average price of the Company’s common stock for the three trading days immediately preceding the date of the applicable conversion notice.

Conversion of the Indigo Note is subject to certain limitations. The holder may not convert the Indigo Note to the extent that, after giving effect to such conversion, the holder would beneficially own 4.99% or more of the Company’s outstanding common stock. In addition, the aggregate number of shares issued pursuant to the Purchase Agreement, including upon conversion of the Indigo Note, may not exceed 19.99% of the Company’s outstanding common stock unless shareholder approval is obtained in accordance with the rules of the NYSE.

The conversion price is subject to customary adjustments for stock dividends, stock splits, reverse stock splits, combinations, reclassifications and similar events. In the event of certain fundamental transactions, the holder is entitled to receive, upon conversion, the securities, cash or other property that it would have received if it had converted the Indigo Note immediately prior to such transaction, subject to the terms of the Indigo Note, and any successor entity is required to assume the Company’s obligations under the Indigo Note.

The Company has agreed to reserve and keep available a sufficient number of shares of common stock to permit conversion of the Indigo Note and to use commercially reasonable efforts to maintain the effectiveness of the registration statement(s) covering the resale of shares issued upon conversion, as provided in the Indigo Note and the Purchase Agreement.

Beginning 12 months after issuance, the Company may redeem all or a portion of the outstanding principal for cash upon 10 to 30 days’ prior notice. If redeemed between 12 and 18 months after issuance, the redemption premium is 7% of the principal amount redeemed; if redeemed after 18 months and prior to the Maturity Date, the redemption premium is 14% of the principal amount redeemed. The Indigo Note becomes immediately due and payable upon certain bankruptcy-related events affecting the Company. The Indigo Note is governed by the laws of the State of New York.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

Our Common Stock and our Public Warrants are listed on the NYSE under the symbols “GCTS” and “GCTSW,” respectively. We do not intend to list the Private Placement Warrants or the Anapass Warrants on any stock exchange or other trading market.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

Our Charter provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

Our Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of stockholders called in accordance with our Bylaws. This restriction does not apply to actions taken by the holders of any series of Preferred Stock of the Company to the extent expressly provided in the applicable Preferred Stock designation. Further, our Charter provides that, subject to any special rights of the holders of Preferred Stock of the Company, special meetings of stockholders may be called only by or at the direction of our Board pursuant to a resolution adopted by a majority of the total number of directors, thus prohibiting a holder of our Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, our principal executive offices (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of public disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).

Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Amendment of Charter or Bylaws

Our Bylaws may be amended or repealed by the Board at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board, provided that, in the case of any special meeting at which all of the members of the Board are not present, the notice of such meeting states that the amendment of the Bylaws is one of the purposes of the meeting. However, the Bylaws and any amendment thereof, including the Bylaws adopted by the Board, may also be altered, amended or repealed, and new Bylaws may be adopted, by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors or class of directors, voting together as a single class, provided that in the case of any special meeting notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

We also reserve the right to amend, alter, change or repeal any provision contained in our Certificate of Incorporation in the manner prescribed by the DGCL.

Board Vacancies

Except as the DGCL may otherwise require, any new directorships or vacancies on our Board, including new directorships resulting from any increase in the number of directors or any vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Forum Selection

Our Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: i) (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or our stockholders, (c) any action asserting a claim against us or our current or former directors, officers, employees, or stockholders arising pursuant to any provision of the DGCL, our Charter or our Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against us or our current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware. In addition, our Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder.

Our warrant agreement governing the Private Placement Warrants designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Private Placement Warrants, except for actions arising under the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. As a result, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement governing the Private Placement Warrants, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The Anapass Warrants are subject to the Delaware exclusive forum provisions as provided in our Charter.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder”

is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•
before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•
at or after the time the stockholder became interested, the business combination was approved by the Board of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter provides that the liability of the directors and officers of the Company to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law as it now exists or may in the future be amended.

Our Bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.